EXHIBIT 21.1

SUBSIDIARIES OF AUBURN BANCORP, INC.

The following will be a wholly-owned direct subsidiary of Auburn Bancorp,
Inc. upon completion of the conversion:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION

Auburn Savings Bank, FSB	United States